Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into this 17th day of June, 2010 (the “Effective Date”), between SafeData, LLC, a Delaware limited liability company (the “Seller”), and Data Storage Corporation, a Delaware corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, Purchaser desires to acquire the Assets (as hereinafter defined) and shall assume the Assumed Liabilities (as hereinafter defined) of Seller related to Seller’s business of data protection, recovery and secure storage (the “Business”) and Seller desires to sell such Assets and transfer such Assumed Liabilities to Purchaser.

NOW, THEREFORE, in consideration of the promises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
SALE OF ASSETS TO PURCHASER

Section 1.1.                      Description of Assets and Assumed Liabilities.  (a) At the Closing (as hereinafter defined), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest of Seller in and to the end-user customer base of the Business and all related current and fixed assets and contracts related thereto used in connection therewith, including but not limited to all of Seller’s cash, accounts receivable and Intellectual Property (as hereinafter defined) related to and/or arising out of the Business (including but not limited to all rights to the name “SafeData” and all derivations thereof to the extent of Seller’s rights and interest therein), all licenses, permits and authorizations necessary to conduct the Business (to the extent transferable), customer contracts and any and all security deposits made in connection with the Business, all as specifically listed on Schedule 1.1(a)(i) attached hereto and made a part hereof (collectively, the “Assets”).  Additionally, Seller shall transfer and Purchaser shall assume those (and only those) current liabilities of Seller (as classified by GAAP (as hereinafter defined)) to the extent arising out of or relating to the Business or the Assets (including the Equipment Leases (as hereinafter defined)) and a lease on Seller’s offices, but expressly excluding any Excluded Liabilities (as hereinafter defined) (for clarity purposes, Purchaser shall not assume any current portions of liabilities included in the Excluded Liabilities) all as listed on Schedule 1.1(a)(ii) attached hereto and made a part hereof (collectively, the “Assumed Liabilities”).

(b)           Excluded Liabilities.   Notwithstanding anything to the contrary, Purchaser does not and, by this Agreement, any agreement related hereto or the transactions contemplated by either, will not, assume or agree to pay, perform, defend or discharge any liabilities or obligations of Seller other than the Assumed Liabilities.  Purchaser shall assume no responsibility for, relating to and/or arising from, any third party interest-bearing debt undertaken in connection with the Business or the Assets, including but not limited to any line of credit, subordinated debt or loan payable to Peter Briggs (“Briggs”) or Larry Putterman (“Putterman”) (whether or not any such loans to either individual are interest-bearing or not), or any taxes, penalties, fines, assessments, late charges, interest or similar charges or any other payments due related to the Business or the Assets  (collectively with any and all liabilities other than the Assumed Liabilities, the “Excluded Liabilities”); provided, however, that Excluded Liabilities shall expressly exclude the Equipment Leases.

ARTICLE II
PURCHASE PRICE

Section 2.1.                      Purchase Price; Payment of Purchase Price.

(a)           In addition to Purchaser’s assumption of the Assumed Liabilities, the aggregate purchase price to be paid by Purchaser for the Assets is equal to Three Million Dollars ($3,000,000), subject to adjustment as set forth in this Agreement:  the sum of Two Million Dollars ($2,000,000) to be paid in cash and One Million Dollars ($1,000,000) in shares of the common stock (par value $0.001 per share) (the “Shares”) of the Purchaser’s parent, Data Storage Corporation, a Nevada corporation (the “Parent”), valued at an amount per Share (the “Per Share Purchase Amount”) equal to thirty five cents ($0.35) per share (or Two Million Eight Hundred Fifty Seven Thousand One Hundred Forty Two (2,857,142) Shares) (the “Purchase Price”), subject to adjustment pursuant to Section 2.2.

(b)           At Closing, Purchaser shall deliver to the Seller, (i) One Million Three Hundred Thousand Dollars ($1,300,000) (the “Closing Cash Amount”) in cash by wire transfer of immediately available funds to an account designated by Seller prior to the Closing, (ii) Eight Hundred Fifty Thousand Dollars ($850,000) in Shares valued at the Per Share Purchase Amount and (iii) minus the amount, if any, described in Section 2.1(d) below.

                (c)           At Closing, delivery of the following portions of the Purchase Price shall be deferred for the purchase price adjustment, such amounts to be paid to the Seller, as applicable, in accordance with Section 2.2: (i) the sum of Seven Hundred Thousand Dollars ($700,000) to be paid in cash (the “Renewal Holdback Amount”) and (ii) One Hundred Fifty Thousand Dollars ($150,000) in Shares valued at the Per Share Purchase Amount (the “Assignment Contingency Holdback Amount”, and, together with the Renewal Holdback Amount, collectively, the “Holdbacks”).

(d)           At Closing, the outstanding balance (the “Line of Credit Balance”) of Seller's line of credit financing facility, after taking into account all checks written on such line of credit (which checks shall have been delivered or mailed to their respective payees prior to Closing in satisfaction of Seller’s outstanding liabilities) and reducing the Line of Credit Balance by any negative cash balance in Seller’s accounts, shall be equal to no less than Three Hundred Fifty Thousand Dollars ($350,000).  To the extent that the Line of Credit Balance at the Closing is less than Three Hundred Fifty Thousand Dollars ($350,000), then an adjustment shall be made to reduce the Closing Cash Amount by the amount of such difference.

Section 2.2.                      Purchase Price Adjustment.

(a) Classifying Customer Contracts.  The parties acknowledge and agree that payment of the Holdbacks is contingent on certain performance thresholds being satisfied, as described herein, by the customer counterparties to such contracts.  The Assets comprised of the customer contracts are categorized initially on Schedule 2.2(a)(i) and Schedule 2.2(a)(ii) as either or both: (i) “Assignment Contingency Contracts” which are all customer contracts (x) having customer termination rights within some prescribed timeframe of a notice of assignment of the customer contract being furnished to the customer or (y) requiring the customer’s affirmative consent to the assignment of the customer contract from Seller to Purchaser (as listed with a reasonable estimate of the annual revenue beside each Assignment Contingency Contract on Schedule 2.2(a)(i) attached hereto and made a part hereof) or (ii) “Renewal Contracts” which are all of Seller’s customer contracts and may initially include the Assignment Contingency Contracts (as listed with a reasonable estimate of the annual revenue beside each Renewal Contract on Schedule 2.2(a)(ii) attached hereto and made a part hereof), subject to potential removal of certain Assignment Contingency Contracts from such schedule pursuant to the terms of Section 2.2(b).

(b)           Assignment Contingency Contract Review.  On the three (3) month anniversary of the Closing Date (the “Assignment Contingency Contract Review Date”), the Purchaser shall evaluate the Assignment Contingency Contracts and if on the Assignment Contingency Contract Review Date, (i) an Assignment Contingency Contract is still in force and performing (and, if applicable, any required written consent received) with no then existing customer breach (and it will not be considered a breach if such customer brings its entire account current within ten (10) days of the Renewal Contract Review Date if such customer’s payment history generally reflects a pattern of such late payments), notice of customer dispute or notice of termination received or pending and (ii) the gross revenues associated with such contract as set forth on Schedule 2.2(a)(i) are being received on a timely basis, then each such Assignment Contingency Contract satisfying such criteria shall remain on Schedule 2.2(a)(ii) as a Renewal Contract to be further evaluated on the Renewal Contract Review Date (as hereinafter defined).  In the event that, as of the Assignment Contingency Contract Review Date, an Assignment Contingency Contract has been terminated, or a customer breach has occurred under an Assignment Contingency Contract, or a notice of customer dispute or notice of termination has been received or is pending with respect to an Assignment Contingency Contract, or the gross revenues associated with an Assignment Contingency Contract as set forth on Schedule 2.2(a)(i) are not being received on a timely basis (unless the sole reason for the delay in payment is due to a Purchaser Action (as hereinafter defined)) (in each case, a “Problematic Assignment Contingency Contract”), then the Assignment Contingency Holdback Amount and the Purchase Price shall be reduced by the portion of the Assignment Contingency Holdback Amount set forth on Schedule 2.2(a)(i) with respect to each such Problematic Assignment Contingency Contract (and the Shares corresponding to the reduction of the Assignment Contingency Holdback Amount retained by Purchaser).  Any Assignment Contingency Holdback Amount remaining after reducing the Purchase Price in accordance with the immediately preceding sentence shall be delivered by Purchaser to Seller within ten (10) business days of the Assignment Contingency Contract Review Date.  In the event that the amount of annual revenue associated with the Problematic Assignment Contingency Contracts exceeds the Assignment Contingency Holdback Amount, then the amount of such excess shall be offset against the amount of Recurring New Sales Revenue to which Seller is entitled under Section 2.2(d) and retained by the Purchaser.  If by the Renewal Contract Review Date, all of the annual revenue associated with the Problematic Assignment Contingency Contracts has not either reduced the Purchase Price through a reduction of the Assignment Contingency Holdback Amount or been offset against the amount of Recurring New Sales Revenue to which Seller is entitled under Section 2.2(d), then any remaining amount (except for amounts relating to any delinquent customer contracts resulting solely from a Purchaser Action for which no reduction shall be made) shall be offset against the Renewal Holdback Amount otherwise due and payable pursuant to Section 2.2(c).  Effective on the Assignment Contingency Contract Review Date, Schedule 2.2(a)(ii) shall be deemed revised, without further act by any party, to delete any Problematic Assignment Contingency Contract.  Purchaser shall provide Seller with regular periodic reports showing assignment and renewal activity as well as details concerning problems encountered.   On reasonable prior written notice, during normal business hours, and at the sole cost and expense of the Seller, Seller shall have the right to examine and audit the books and records of the Purchaser at the Purchaser’s principal office relating to the Assignment Contingency Holdback Amount.   Such right to audit may be exercised only once and may only be exercised within five (5) months following the Closing Date.  If such audit discloses that any payments associated with release (or extinguishment) of a portion of the Assignment Contingency Holdback Amount were not correct, then the Purchaser shall pay to the Seller the amount of any undisputed underpayment disclosed by the audit within ten (10) business days of such audit, and the Seller shall pay to the Purchaser the amount of any undisputed overpayment disclosed by the audit within ten (10) business days of such audit and the parties will further amend Schedule 2.2(a)(ii), if necessary, to correct any error.

(c)           Renewal Contract Review.  On the one (1) year anniversary of the Closing Date (the “Renewal Contract Review Date”), the Purchaser shall evaluate the Renewal Contracts and if at least ninety percent (90%) of the Renewal Contracts (as measured by annual dollar value as set forth on Schedule 2.2(a)(ii)) are still in force and performing on the Renewal Contract Review Date on economic terms and conditions no less favorable than the terms and conditions of such contract in effect on the Effective Date, with no then existing customer breach (and it will not be considered a breach if such customer brings its entire account current within ten (10) days of the Renewal Contract Review Date if such customer’s payment history generally reflects a pattern of such late payments), notice of customer dispute or notice of termination pending and the gross revenues associated with such contract are being received on a timely basis (collectively, the “Renewal Contract Requirements”), then Purchaser shall pay to Seller one hundred percent (100%) of the Renewal Holdback Amount within thirty (30) days of such date (the “Renewal Payment Date”).   If any Renewal Contracts fail to meet the Renewal Contract Requirements on the Renewal Contract Review Date solely as a result of any Purchaser Action (and the rationale for such renewal failure is sufficiently documented by the Seller to the reasonable satisfaction of the Purchaser), such Renewal Contract shall be removed from Schedule 2.2(a)(ii) but included in the calculations set forth below so as to avoid unfairly reducing payments made to Seller.  If on the Renewal Contract Review Date, less than ninety percent (90%), but greater than fifty percent (50%), of the Renewal Contracts (as measured by annual dollar value as set forth on Schedule 2.2(a)(ii)) are still in force and meet the Renewal Contract Requirements, then Purchaser shall pay to Seller on the Renewal Payment Date a portion of the Renewal Holdback Amount equal to a fraction calculated as follows:

The numerator shall equal the difference between (x) the percentage of the Renewal Contracts (as measured by annual dollar value as set forth on Schedule 2.2(a)(ii)) that meet the Renewal Contract Requirements (plus the portion removed due to Purchaser Action) and (y) fifty percent (50%), and the denominator shall equal forty (40).  For example, if the percentage of Renewal Contracts meeting the Renewal Contract Requirements (plus the portion removed due to Purchaser Action) is sixty two percent (62%), Purchaser shall pay to Seller (62 – 50 or 12)/40, or 30% of the Renewal Holdback Amount.  Similarly, if the percentage of Renewal Contracts meeting the Renewal Contract Requirements (plus the portion removed due to Purchaser Action) is fifty four percent (54%), Purchaser shall pay to Seller (54 – 50 or 4)/40, or 10% of the Renewal Holdback Amount.

Purchaser shall provide Seller with regular, periodic reports showing renewal activity as well as details concerning problems encountered.  On reasonable prior written notice, during normal business hours, and at the sole cost and expense of the Seller, Seller shall have the right to examine and audit the books and records of the Purchaser at the Purchaser’s principal office relating to the calculation of the amount of the Renewal Holdback Amount being released pursuant to this Section 2.2(c). Such right to audit may be exercised only once and may only be exercised within fourteen (14) months following the Closing Date.  If such audit discloses that any payments associated with release of a portion of the Renewal Holdback Amount were not correct, then the Purchaser shall pay to the Seller the amount of any undisputed underpayment disclosed by the audit within ten (10) business days of such audit, and the Seller shall pay to the Purchaser the amount of any undisputed overpayment disclosed by the audit within ten (10) business days of such audit.  In the event that an audit discloses that the Renewal Holdback Amount was actually understated by more than five percent (5%), Purchaser shall reimburse Seller for an additional amount equal to the reasonable cost of such audit; notwithstanding the foregoing, Purchaser shall not be obligated to reimburse Seller for any costs or expenses arising out of an audit if the person or entity performing such audit is being compensated on a contingent fee basis.

Any Renewal Holdback Amount to which Seller is not entitled to be paid by the Renewal Payment Date shall be deemed a reduction of the Purchase Price and deemed paid under the Promissory Note (as hereinafter defined) along with the Renewal Holdback Amount actually paid to Seller and the Promissory Note shall be cancelled and returned to Purchaser marked “PAID IN FULL/CANCELLED” within fourteen (14) months following the Closing Date unless the Seller is disputing the amount of the Renewal Holdback Amount paid.

For purposes of this Section 2.2(c), “Purchaser Action” shall mean (1) Purchaser’s material increase in pricing beyond the existing contract rate with allowances for reasonable market-standard increases and/or standard cost of living increases of a service offering that constitutes a material element of service offerings provided to a customer, (2) Purchaser’s abandonment of a service offering that constitutes a material element of service offerings provided to a customer or (3) material adverse changes affirmatively caused by Purchaser in key service or technology functions, protocols or software that constitute a material element of a customer’s service offerings.  For purposes of clarity, the parties understand and agree that the Seller shall have the burden of proof in evidencing that payment delays and/or renewal failure of any applicable customer contract is the sole result of a Purchaser Action.

(d)           New Sales; Additional Purchase Price.  For any new customer contracts for the Business with no less than a one (1) year contract term entered into by Seller after the Term Sheet Date for sales of services that Seller provided prior to the Closing Date that (i) are memorialized in writing and fully executed by the Seller and the counterparty to such contract(s) prior to the Closing Date and (ii) result in recurring revenue (i.e., based on regular monthly or quarterly fees) to Purchaser (net of sales, use, excise, telecommunications and other similar taxes, but not income taxes) for such contract(s) that is actually collected on or before April 30, 2011 (the “Recurring New Sales Revenue”), Seller shall receive twenty five percent (25%) of the Recurring New Sales Revenue.  The Purchaser shall be entitled to the remaining seventy five percent (75%) of the Recurring New Sales Revenue for all revenue collected on and after the Closing Date.  Any such contract satisfying such requirements shall be referred to as a “Recurring New Sales Contract”.  Seller shall be entitled to all revenue collected on Recurring New Sales Contracts that is collected prior to the Closing Date so long as recognition of such collections as revenue is consistent with generally accepted accounting principles (“GAAP”); if recognition of such revenue on or before April 30, 2011 under GAAP is appropriate, such revenue shall be shared twenty five percent (25%) and seventy five percent (75%) by Seller and Purchaser, respectively; and if recognition of such revenue after April 30, 2011 under GAAP is appropriate, Purchaser shall be entitled to all such revenue.  Any monies payable by the Purchaser to the Seller on account of Recurring New Sales Revenue shall be paid on the first day of the eighth (8th) full calendar month and the fourteenth (14th) full calendar month following the Closing Date.  The eighth (8th) month payment shall be based on Recurring New Sales Revenue actually collected by Purchaser before the six (6) month anniversary of the Closing Date; provided, however, that, if on the six (6) month anniversary of the Closing Date it is determined that any Recurring New Sales Contract has a delinquency of one (1) month’s revenue or more (or the monthly revenue for such contract has been reduced from its original terms), the customer of such Recurring New Sales Contract has routinely failed to pay its monthly fee on a timely basis or such Recurring New Sales Contract has been terminated (collectively, the “Recurring New Sales Disqualification Events”), no New Sales Revenue shall be paid to Seller for such contract.  The fourteenth (14th) month payment shall be based on Recurring New Sales Revenue actually collected by Purchaser between the six (6) month anniversary of the Closing Date and April 30, 2011; provided, however, that, if on April 30, 2011 it is determined that any Recurring New Sales Contract has a Recurring New Sales Disqualification Event, (A) no New Sales Revenue shall be paid to Seller for such contract with the fourteenth (14th) month payment, if any, and (B) any monies paid to Seller based on Recurring New Sales Revenue generated by such contract before the six (6) month anniversary of the Closing Date shall be offset against any monies otherwise due to Seller on the fourteen (14) month anniversary of the Closing Date based on all New Sales Revenue.  On reasonable prior written notice, during normal business hours, and at the sole cost and expense of the Seller, Seller shall have the right to examine and audit the books and records of the Purchaser at the Purchaser’s principal office relating to the calculation of the Recurring New Sales Revenue and payment of the amounts due under this Section 2.2(d) with respect thereto. Such right to audit may be exercised only once and may only be exercised within two (2) months of the fourteenth (14th) month payment.  If such audit discloses that any payments associated with the Recurring New Sales Revenue were not correct, then the Purchaser shall pay to the Seller, the amount of any undisputed underpayment disclosed by the audit within ten (10) business days of such audit, and the Seller shall pay to the Purchaser the amount of any undisputed overpayment disclosed by the audit within ten (10) business days of such audit.  The Seller covenants that the terms and conditions of any Recurring New Sales Contract shall be (1) in conformance with the customary and historical terms of Seller’s prior customer contracts (with reasonable adjustments for current market conditions) and (2) developed within the ordinary course of the Business.

Section 2.3.   Promissory Note.  The Renewal Holdback Amount shall be evidenced by the Purchaser’s delivery to Seller on the Closing Date of an interest free Promissory Note, the form of which is attached hereto as Exhibit A (the “Promissory Note”).

Section 2.4.   Transfer Tax.  Any sales, use, excise, ad valorem or any other similar taxes resulting from the sale of the Assets pursuant to this Agreement shall be the responsibility of Seller and Seller shall indemnify Purchaser against any such taxes wherever assessed.   The indemnity obligations of this Section 2.4 shall survive indefinitely the Closing hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1.    Seller represents and warrants to Purchaser that:

(a)           Company Status.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its properties and assets and carry on its businesses as and where now owned or conducted.

(b)           Authorization of Agreement; No Conflict.  Seller has all requisite power and authority to enter into, execute and deliver this Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby; such execution and delivery, performance of obligations and consummation of the transactions have been duly authorized and approved by all requisite limited liability company action by or in respect of Seller; and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(c)           Ownership of Assets/Absence of Claims.  Seller is the sole owner of the Assets and such Assets are, except for liens and encumbrances that lenders will release at the time of Closing, free and clear of any and all liens, pledges, security interests, options, encumbrances, charges, agreements or claims of any kind whatsoever except certain capital leases that Seller has entered into as set forth on Schedule 3.1(c) attached hereto and made a part hereof, which capital leases currently encumber Seller’s servers, and all the documentation, correspondence, notices, files and other materials related thereto have been furnished to Purchaser (the “Equipment Leases”).  The Seller does not own, nor has it agreed or has an option to purchase or sell, or is it obligated to purchase or sell, any real property, but does lease its office facility, the lease for which shall be assigned to Purchaser and included in the Assumed Liabilities.

(d)           Defaults.  Seller is not in default or breach under or in violation of any contracts, leases or agreements to which Seller is a party with respect to the Assets and/or the Assumed Liabilities.  All such contracts, leases and agreements are now in full force and effect and Seller is not aware of any violation or notice of termination or intent to terminate, with respect to any such contracts, leases or agreements.

(e)           Litigation.  Seller is not subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge with respect to the Assets and/or the Assumed Liabilities and is not a party nor to its knowledge is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator with respect to the Assets and/or the Assumed Liabilities.

(f)           Taxes.  Seller has filed all federal, state and local tax returns required to be filed by it as of the date of this Agreement with respect to the Business, the Assets and/or the Assumed Liabilities and has paid, or made provision for payment, of all (i) taxes due for the periods covered by such returns, (ii) all payments of estimated taxes and (iii) all deficiencies assessed as a result of any examination of such returns.  Seller has not been granted any extension of the limitation period applicable to any claim for taxes or assessments with respect to the Business, the Assets and/or the Assumed Liabilities.

(g)           Compliance with Laws.  Seller and the Business have complied with all applicable laws and regulations and all orders of any governmental authority having jurisdiction over Seller, the Assets and/or the Business.  Seller has all licenses, permits and authorizations necessary to conduct the  Business and/or own the Assets.

(h)           Material Adverse Effect.  Except as fully disclosed to the Purchaser, the Seller has incurred no material liabilities that would have a material adverse effect on the Business and/or the Assets, and no contingency exists which could reasonably be expected to result in or cause a material adverse effect on the Business and/or the Assets.

(i)           Condition of Assets.  All equipment (whether or not covered by  an Equipment Lease), hardware, software and other tangible assets included as Assets (collectively, the “Tangible Assets”) are free of material defects and are in good working order (ordinary wear and tear excepted), and have been maintained in a manner consistent with the standards generally followed in the industry to which such items relate and all applicable laws, permits and contracts to which they are or may be subject.   In amplification and not limitation of the foregoing, all equipment, hardware and software constituting the operating Tangible Assets (e.g., servers, computers and copiers vs. desks and filing cabinets) are (i)  currently in service by Seller and (ii) regularly maintained pursuant to a service contract having a term of one (1) year or more and meeting industry standards for such type of equipment and, in all cases, in accordance with any manufacturer and/or warranty requirements.

(j)           Consents.  Except as set forth on Schedule 2.2(a)(i), neither the execution nor the performance of this Agreement, any agreement related hereto or the transactions contemplated hereunder requires the consent, approval, authorization of or other action by, or filing with, any third party (including any governmental authority) (collectively, the “Required Consents”) or if required, the Required Consents have been obtained, filing has been accomplished or the requisite action has been taken.

(k)           Intellectual Property.

i.           The Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, all intellectual property (including the goodwill associated therewith) that is used, and/or is necessary, to conduct the Business as currently conducted or planned to be conducted.  Schedule 3.1(k) lists (by separate categories): (1) trademarks, trade names, and service marks that have been used in connection with the Business either in the United States or elsewhere, including but not limited to the name “SafeData”, and whether those trademarks, trade names, or service marks are registered or unregistered; (2) copyrighted or copyrightable materials (including but not limited to computer programs or applications, databases, manuscripts, audiovisual works, artwork and translations thereof) prepared by the Seller or others for the Seller, that were created, obtained or modified in furtherance of the Business, whether or not those materials were prepared in the United States or elsewhere, and whether or not such copyrights have been registered; (3) all Letters Patents, patent applications, divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations, and extensions to be obtained therefor, that relate to the Business, whether in the United States or elsewhere; (4) all material written licenses, sublicenses and other agreements relating to the Business to which the Seller, its employees, Briggs or Putterman is a party and pursuant to which any other party is authorized to use any Intellectual Property (as hereinafter defined) rights; and (5) all written licenses, sublicenses and other agreements relating to the Business to which the Seller, its employees, Briggs or Putterman is a party and pursuant to which any of the Seller, its employees, Briggs or Putterman is authorized to make, use or sell an article or process patented by another or to exercise any of the exclusive rights reserved under a copyright or trademark owned by another, including software (such Section 3.1(k)(i)(5) rights being the “Third Party Intellectual Property Rights”); and, not listed separately on Schedule 3.1(k) but included in the Intellectual Property (and in the Assets), (6) trade secrets, schematics, technology, know-how, methods, processes, non-copyrightable computer software programs or applications, and other proprietary materials that were created, obtained or modified in furtherance of the Business, and whether or not those materials were prepared in the United States or elsewhere that are used in the Businesses or that form a part of any Seller’s product or as used in Seller’s services (collectively, the “Intellectual Property”). None of the Seller, its employees, Briggs nor Putterman is a party to any oral license, sublicense or agreement relating to the Business which, if reduced to written form, would be required to be listed in Schedule 3.1(k) under the terms of this Section 3.1(k)(i) and/or constitutes Intellectual Property.

ii.           None of the Seller, its employees, Briggs or Putterman is, nor will any of the foregoing be as a result of the execution and delivery of this Agreement or the performance of Seller’s obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

iii.           None of the Seller, its employees, Briggs or Putterman has been named in any suit, action or proceeding that involves a claim of infringement of any intellectual property rights of any third party.  None of the Seller, its employees, Briggs or Putterman infringe on any intellectual property right of any third party; and the Intellectual Property is not, to the knowledge of Seller, Briggs or Putterman, being infringed by activities, products or services of any third party.

iv.           The Seller has taken all reasonably necessary measures to safeguard and maintain its rights in, and the proprietary and confidential nature of, the Intellectual Property, including, but not limited to, including in or showing on any applicable products of Intellectual Property all necessary and/or appropriate copyright, patent, trademark or attribution notices.  All officers, managers, employees, consultants and contractors of the Seller (including but not limited to Briggs and/or Putterman) who have access to or were involved in the development of Intellectual Property have executed and delivered to the Seller, as applicable, an agreement regarding the protection of such Intellectual Property, and the assignment to or ownership by the Seller, of any and all rights, title and interest in the Intellectual Property arising from the services performed for the Seller, by such individuals or entities and such assignment documentation, if appropriate given the nature of the Intellectual Property in question, has been fully effected and recorded at the United States Patent and Trademark Office, Copyright Office and/or any other agencies necessary for the Seller and the Purchaser to fully protect their rights, title and interest in such Intellectual Property as of the Closing Date.   No current or prior officer, manager, employee or consultant of the Seller claims, and the Seller is not aware of any grounds to assert a claim to, or any ownership interest in, any such Intellectual Property as a result of having been involved in the development, creation or design of such property while employed or engaged by or consulting to the Seller unless all such ownership interests, if any, have been fully and properly assigned to the Seller as required pursuant to this Section 3.1(k)(i).

(l)           Absence of Liabilities.  The Seller has no debts, liabilities or obligations of any nature (whether accrued or unaccrued, absolute or contingent, direct or indirect, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due), other than those liabilities: (i) included in the unaudited balance sheet dated as of June 15, 2010 (the “Latest Balance Sheet”) or (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet consistent with past practices with unrelated third parties.   The Seller has no indebtedness for borrowed money, other than the Excluded Liabilities.

(m)           Customer Contracts.

(i)           Schedule 1.1(a)(i) contains a true, correct and complete list of all Customer Contracts.

(ii)           The Seller has provided the Purchaser with true and correct copies of all Customer Contracts, including all amendments, waivers and other written modifications thereof and there are no oral agreements relating to the Customer Contracts.  All of the Customer Contracts are in full force and effect and are valid and enforceable in all respects in accordance with their terms and no event has occurred or circumstance exists that would give any individual or entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Customer Contract and Seller has performed all its current obligations to be performed under the Customer Contracts.

(iii)           Except as listed on Schedule 1.1(a)(i) by separate notation, there are no pending renegotiations of any of the Customer Contracts.

(iv)           The Seller enjoys peaceful and undisturbed possession of all leased personal or movable property under all such leases set forth, or required to be set forth, on Schedule 1.1(a)(i) or Schedule 1.1(a)(ii), including but not limited to the Equipment Leases, and all of such leases are valid and in full force and effect and are enforceable against the Seller and against all other parties thereto.  Neither the Seller nor any other party thereto is in default under any of such leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under any of such leases.

(v)           Assuming receipt of the Required Consents and except for certain counterparties’ rights to terminate a Customer Contract on notice of assignment as listed on Schedule 2.2(a)(i), no Customer Contract is subject to termination, modification or acceleration as a result of the transactions contemplated by this Agreement.

(vi)           No written notice of default has been given or received by Seller or, to the knowledge of Seller, given by the applicable customer to a Customer Contract but not yet received by Seller with respect to its Customer Contract.

(vii)           No customer to any Customer Contract is in monetary default or, to the knowledge of Seller, in material non-monetary default under its applicable Customer Contract.

(viii)           Except as set forth on Schedule 3.1(m)(viii), no customer to any Customer Contract has deposited or paid for services for one (1) month or more in advance.

(n)           The financial statements, including but not limited to the Latest Balance Sheet, submitted by the Seller to the Purchaser (collectively, the “Financial Statements”) have been prepared in accordance with the Seller’s books and records and with GAAP, consistently applied throughout the periods indicated, and fairly and accurately present the financial position of the Seller, including but not limited to disclosure of all material liabilities, direct or contingent, of the Seller required to be disclosed by GAAP, as of the date of the Latest Balance Sheet, and the results of its operations for the respective periods then ended, subject, in the case of the unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes required by GAAP.

(o)           Books and Records; Accuracy of Information Provided.  The Seller’s books and records accurately and completely reflect its assets and liabilities.  The Seller maintains internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Seller in accordance with GAAP and to maintain accountability for the assets and liabilities of the Seller; (iii) receipts and expenditures of the Seller are executed only in accordance with management’s authorization; (iv) unauthorized acquisition, disposition or use of assets is prevented or timely detected; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  There are no weaknesses in the design or operation of such internal accounting controls that will adversely affect the ability of the Seller to initiate, record, process and report financial data. The Seller has provided complete, accurate and correct copies of all documentation requested by Purchaser in connection with the transactions contemplated hereunder, including but not limited to the Financial Statements, books of account and other records of the Seller.

(p)           Disclosure.  All material facts relating to the Business have been disclosed to the Purchaser in or in connection with this Agreement.  No representation, warranty or statement concerning the Seller, Assets, Business or Assumed Liabilities set forth in this Agreement or in any written statement or certificate furnished to the Purchaser pursuant to the transactions contemplated hereby, contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

(q)           Affiliate Transactions.  Except as listed on Schedule 3.1(q), no officer, manager, member, director, employee or affiliate of the Seller or any entity in which any such entity or individual is an officer, director, manager or the owner of five percent (5%) or more of the beneficial ownership interests, is a party to any contract (written or oral) with the Seller or has any interests in any property used in the Business or has any claim or right against the Seller, other than, with respect to officers, directors and managers, relating to their employment by the Seller, and with respect to members, relating to their respective membership interests in the Seller.  Each affiliate transaction, if any, was effected on terms equivalent to those which would have been established in an arm’s-length negotiation.  None of the Seller or any of its affiliates has any direct or indirect interest in any competitor of the Seller, except for passive ownership of less than five percent (5%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.

(r)           Securities Act Acknowledgements, Representations, Warranties and Covenants.

(i)           Acknowledgments.  The Seller agrees and acknowledges that: (1) no federal or state agency has made any finding or determination as to the fairness of the distribution of the Shares for investment, or any recommendation or endorsement of the Shares; (2) the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities acts of any state and, as a result, the Seller must bear the economic risk of the investment indefinitely because the Shares may not be sold unless subsequently registered under the Act and the securities laws of any appropriate states or an exemption from such registration is available, and that such registration under the Act and the securities laws of any such states is unlikely at any time in the future; (3) the Parent does not have any present intention and is under no obligation to register the Shares, whether upon initial issuance or upon any transfer thereof under the Act and applicable state securities laws, and Rule 144 and/or Rule 145 may not be available as a basis for exemption from registration; and (4) unless and until registered under the Act, all certificates evidencing the Shares, whether upon initial issuance or upon any transfer thereof, will bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

(ii)           Representations, Warranties and Covenants.  (1) The Shares are being acquired for the Seller’s own account for investment and not for distribution or resale to others and the Seller will not sell or otherwise transfer the Shares, whether by dividend or other distribution or upon liquidation or dissolution or otherwise, unless they are registered under the Act and the securities acts of any appropriate state or unless an exemption from such registration is available and the Parent is satisfied that such exemption is available; (2) the acquisition of the Shares by the Seller hereunder is consistent with its general investment objectives and the Seller understands that the acquisition of the Shares is a speculative investment involving a high degree of risk, including the risk of total loss of such investment, and there is now no established market for the Parent’s capital stock and there is no assurance that any public market for such stock will develop; (3) the Seller has adequate means of providing for its current needs and possible personal contingencies and it has no need for liquidity in this investment and can bear the risk of losing its entire investment in the Shares; (4) the Parent  has made available to the Seller at a reasonable time prior to its investment the opportunity to ask questions and receive answers concerning the Shares and to obtain any additional information which the Parent possesses or can acquire without unreasonable effort or expense that is necessary in connection with the investment but the Seller agrees and acknowledges, however, that it has relied solely upon this Agreement and its own independent investigation in making the decision to invest in the Shares; (5) the Seller understands that the distribution of the Shares is limited solely to “accredited investors,” as that term is defined under Regulation D of the Securities Act and the Seller is an “accredited investor” (as so defined); (6) the Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of understanding the merits and risks inherent in the proposed acquisition of the Shares; (7) the Seller is acquiring the Shares without having been furnished any specific offering literature or prospectus but has relied generally upon information filed by Parent with the Securities and Exchange Commission and acknowledges that no representations or warranties have been made to the Seller or its representatives by the Parent or the Purchaser, or any officer, employee, agent or affiliate of the Parent or the Purchaser other than as contained in this Agreement and the Seller must independently seek advice from its own tax and other advisor(s) and is not relying on any tax or other advice received from the Parent or the Purchaser in connection with the transactions contemplated by this Agreement; and (8) the Seller has neither relied upon nor seen any form of advertising or general solicitation in connection with the distribution of the Shares.

(s)           Accounts Receivable.  The accounts receivable of the Seller that comprise part of the Assets being acquired hereunder (i) represent valid and bona fide claims of the Seller against the account debtors associated with such receivables, (ii) have arisen in the ordinary course of the Business, and (iii) have not been and are not subject to set-off, counterclaim or any future performance obligation on the part of the Seller.

(t)           Accounts Payable.  The accounts payable of the Seller (both those accounts that comprise part of the Assumed Liabilities being assumed hereunder and the accounts payable that are being paid by Seller post-Closing pursuant to Section 5.9) represent vendors of the Seller that will continue to extend credit to the Purchaser until at least the one (1) year anniversary of the Closing Date so long as the Purchaser pays such vendors on a schedule of payments no more frequently than Seller paid such vendors within the ninety (90) days period prior to the Closing Date.

Section 3.2.   Survival.  Notwithstanding any investigation made by Purchaser or any representative thereof with respect to the subject matter of any representation or warranty of Seller, all of the representations and warranties set forth in Section 3.1, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 6.2(a)(ii), hereof shall survive the consummation of any and all transactions contemplated hereby for a period of fifteen (15) months from and after the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1.    Purchaser hereby represents and warrants to Seller that:

(a)           Corporate Status.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)           Authorization of Agreement.  Purchaser has all requisite power and authority to enter into, execute and deliver this Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby; such execution and delivery, performance of obligations and consummation of the transactions have been duly authorized and approved by all requisite corporate action by or in respect of Purchaser; and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.   Parent has all requisite power and authority to fulfill its obligations in distributing the Shares hereunder; such performance of obligations have been duly authorized and approved by all requisite corporate action by or in respect of Parent.

Section 4.2.   Survival.  Notwithstanding any investigation made by Seller or any representative thereof with respect to the subject matter of any representation or warranty of Purchaser, all of the representations and warranties set forth in Section 4.1, as updated by the certificate of Purchaser to be delivered to Seller at Closing in accordance with Section 6.2(b)(i) hereof, shall survive the consummation of any and all transactions contemplated hereby for a period of fifteen (15) months from and after the Closing Date.

ARTICLE V
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1.   Ordinary Course.  Prior to the Closing, Seller covenants that it has not in the past one (1) year nor shall it enter into any transaction or take any other action with respect to the Assets other than in the ordinary course of business consistent with past custom and practice of the Business and of other businesses similar to the Business.

Section 5.2.   Regulatory and Other Authorizations. Purchaser shall obtain or make, and/or shall cooperate fully in obtaining or making, all governmental, regulatory and third-party approvals, orders, qualifications, waivers, consents, filings, authorizations, certifications or other actions necessary in order to consummate the transactions contemplated hereby.  The parties shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any of the foregoing and will use all reasonable efforts to secure the same as promptly as possible.  Seller shall obtain all Required Consents and prepare all notices of assignment necessary to inform the counterparties of the Customer Contracts (and other Assets where such notice may be required, including but not limited to the Equipment Leases).  The forms used to obtain consent and provide notice of assignment shall be subject to Purchaser’s prior approval (not to be unreasonably withheld, conditioned or delayed).  Seller shall also provide Purchaser, in response to Purchaser’s request from time to time, with regular updates as to the status of the Required Consents and delivery of required notices.  Seller agrees to use its commercially reasonable efforts to obtain any Required Consent, including but not limited to individual additional contact with such counterparty via telephone, email and/or additional mailings.  These efforts to obtain Required Consents and provide required notices shall not be part of the Transition Services (as hereinafter defined) and shall be provided as part of the Seller’s obligations hereunder without any additional cost or expense except for the payment of the Purchase Price.

Section 5.3.   Indemnification. Purchaser hereby indemnifies and holds harmless Seller, its officers, directors, shareholders, agents and representatives from and against any damages, losses, claims, liabilities, demands, charges, suits, penalties, costs or expenses, whether accrued, absolute, contingent or otherwise including but not limited to court costs and reasonable attorneys’ fees (“Losses”), which any of the foregoing may incur or to which any of the foregoing may be subjected, arising out of or otherwise based on (i) any misrepresentation or breach of warranty or representation by Purchaser or any breach or default by Purchaser under any of the covenants or other provisions of this Agreement or (ii) circumstances occurring with respect to the Assets on and after the Closing Date. Seller hereby indemnifies and holds harmless Purchaser, its officers, directors, shareholders, agents and representatives from and against any Losses, which any of the foregoing may incur or to which any of the foregoing may be subjected, arising out of or otherwise based on (x) any misrepresentation or breach of warranty or representation by Seller or any breach or default by Seller under any of the covenants or other provisions of this Agreement or (y) circumstances occurring with respect to the Assets prior to the Closing Date.  Regardless of the theory of recovery upon which a claim is made, Seller shall not be responsible to provide indemnification in an amount that exceeds the amount of the Purchase Price actually received by Seller under this Agreement.  In the event of any claim for indemnification hereunder, the indemnified party shall give the indemnifying party notice of the alleged Loss and sixty (60) days to cure the circumstances giving rise to such alleged Loss before initiating any action, litigation or other proceeding.  The obligations of this Section 5.3 shall survive for a period of one (1) year from and after the Closing Date.

Section 5.4.   Employment Agreement.  Briggs shall enter into an employment agreement with the Purchaser for a term of three (3) years, in the form attached hereto as Exhibit E, such agreement to become effective as of the Closing (the “Employment Agreement”).

Section 5.5.   Purchaser’s Board of Directors.   Purchaser shall arrange for the election of Putterman to Parent’s Board of Directors for a period of one (1) year from the Closing Date, continuing thereafter until such time as the Purchase Price is paid in full and, in such position, Putterman shall be entitled to all of the benefits and compensation, if any, granted to all other Board members based on their Board membership.

Section 5.6.   Transition Services.  Commencing on the Closing Date and for up to ninety (90) days after Closing, Seller shall cause Putterman to be available to provide Purchaser with management and transition services, including but not limited to customer care, billing, collection and trouble reporting regarding the Assets and facilitating the smooth transition of the Business to Purchaser (collectively, the “Transition Services”).   Engaging Putterman for such Transition Services, if at all, is subject to the sole discretion of Purchaser.  In the event Purchaser requests such services, Putterman shall be paid a fee of One Hundred Seventy Five Dollars ($175.00) per hour as an independent contractor and not as an employee or agent of the Purchaser and such reasonable out-of-pocket expenses that shall be approved in advance by Purchaser and sufficiently documented by Putterman (which expenses shall be reimbursed in accordance with Purchaser’s applicable policies and procedures).  As an independent contractor, Putterman shall be solely responsible for the withholding and payment of all federal, state and local income, social security, payroll, unemployment or other taxes and charges required to be made by him in accordance with applicable law in connection with the rendering of any Transition Services.  The Transition Services are to be provided based upon the needs and desires of the Purchaser but are expected to be provided for no more than three (3) days per week for a period of twenty-six (26) weeks following the Closing Date.

Section 5.7.   Notification Letters; Press Release.  Within ten (10) days after the Closing Date, Purchaser and Seller shall send each of the customers of the Seller and counterparties to each of the contracts included in the Assets a joint notification letter in a mutually agreeable form.  No later than the execution and delivery of this Agreement, the Purchaser and Seller shall mutually agree on a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated as promptly as reasonably practicable after the Closing Date.

Section 5.8.   Name Change.    Within one (1) business day after the Closing Date, the Seller will file with the Delaware Secretary of State an amendment to the Seller’s Certificate of Formation  (and with any other jurisdictions where Seller is registered to do business under the name “SafeData”), changing the Seller’s name from SafeData, LLC to another name that is not confusingly similar to the name “SafeData” and promptly shall change all company documentation such as its operating agreement to reflect the new name.

Section 5.9.   Payment of Certain Aged Accounts Payable.    The accounts payable of the Seller that comprise part of the Excluded Liabilities shall be paid in full within seven (7) days of the Closing Date, and Seller shall promptly provide Purchaser with evidence of such payments as Purchaser may reasonably require from time to time.

Section 5.10.   Tangible Assets.    All equipment, hardware and software constituting Tangible Assets (including but not limited to such Tangible Assets on-site at Seller’s premises or maintained off-site and those in Seller’s data centers and currently used for Seller’s service offerings as well as for its operations) shall remain within normal primary vendor product life cycles for no less than one (1) year from the Closing Date and Seller promptly shall replace any such Tangible Assets that fail to meet this requirement.  Seller shall have provided Purchaser with “End of Support/End of Life (EOS/EOL)” notifications (stating when such Tangible Assets shall no longer have “general availability”) and the “normal” life cycle process relating to all equipment, hardware and software constituting Tangible Assets from the vendors from which such Tangible Assets were purchased or leased.  For example, vendors may state that the normal life cycle of a particular piece of hardware purchased in year 1 is no longer offered for sale (i.e., no longer generally available) in year 3 with such hardware’s EOL occurring in year 5 and thereafter such vendor would only provide a maximum of six (6) months of solely service support, as opposed to replacement (i.e., its EOS is at the expiration of such six (6) month period).  Seller also shall have provided adequate information regarding recommendations, costs and alternatives to transition the Tangible Assets once they are subject to the EOS/EOL point in their usage.

Section 5.11.   Non-Compete Agreements.    The Assets include all of Seller’s right, title and interest in all of its agreements with its employees that include non-competition covenants, whether styled “Invention Assignment and Non-Competition Agreement” or otherwise.  Seller acknowledges that following Closing it shall have no further rights under any such agreements, including but not limited to any rights to enforce any non-competition covenants thereunder.

ARTICLE VI
CLOSING OF TRANSACTIONS

Section 6.1.                      The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) and all deliveries to be made at such time shall take place on the date determined in accordance with this Section (the “Closing Date”) at the offices of Kelley Drye & Warren LLP, 3050 K Street, N.W., Suite 400, Washington, DC 20007 at 10:00 a.m., local time, or at such other place, date or time as may be agreed in writing by Seller and Purchaser.  Unless otherwise agreed, the Closing Date shall be June 17, 2010, to be effective at 11:59 p.m. on June 15, 2010.

Section 6.2.                      Deliveries at Closing.

(a)           Deliveries by Seller.  At the Closing, Seller shall execute and deliver to Purchaser:

(i)           Such documents conveying, transferring and assigning to Purchaser all of the Assets, together with such information concerning the Assets so as to give effect to the transactions contemplated by this Agreement;

(ii)           An officer’s certificate certifying that all of Seller’s representations and warranties contained herein are true, correct and complete in all material respects as of the Closing Date, and that Seller has performed all of its obligations hereunder;

(iii)           A bill of sale in the form attached hereto as Exhibit C and an assignment and assumption agreement in the form attached hereto as Exhibit D;

(iv)           The Employment Agreement, executed by Briggs, in the form attached hereto as Exhibit E;

(v)           Substantiation acceptable to Purchaser in its reasonable discretion showing the Line of Credit Balance and cash balances in Seller’s various checking and savings accounts as of the time of Closing; and

(vi)           Where appropriate, any other separate instruments of sale, assignment or transfer, in form suitable for filing or recording with any appropriate office or agency, where the same are necessary or desirable in order to vest or evidence title thereto in Purchaser, including but not limited to any further instruments or documents required to record any Intellectual Property and evidence that any rights of Briggs, Putterman and/or any current or former employee or consultant of the Seller or its predecessors in any Intellectual Property have been assigned to the Seller.

At or after the Closing, at any time and from time to time, Seller shall also execute and deliver, at Purchaser’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further actions, as Purchaser may reasonably request, in order to vest, confirm or evidence in Purchaser title to all or any part of the Assets, including but not limited to the Intellectual Property.  Such efforts may include but are not limited to any cooperation by Seller as may be reasonably necessary to protect Purchaser’s rights in and to the Intellectual Property.  In the event that Purchaser elects to seek patent protection for any portion of the Assets that is capable of being patented, the Seller (and Seller shall cause Briggs and/or Putterman, if necessary, to comply) agree to execute any reasonably necessary documentation as inventors of such Intellectual Property, including but not limited to any declarations or assignment of rights related thereto.  The obligations of this Section 6.2(a) shall survive indefinitely the Closing hereunder.

(b)           Deliveries by Purchaser.  At the Closing, Purchaser shall execute and deliver to Seller:

(i)           An officer’s certificate certifying that all of Purchaser’s representations and warranties contained herein are true, correct and complete in all material respects as of the Closing Date, and that Purchaser has performed all of its obligations hereunder;

(ii)           An assignment and assumption agreement in the form attached hereto as Exhibit D;

(iii)           The Employment Agreement in the form attached hereto as Exhibit E; and

(iv)           Where appropriate, any other separate instruments of sale, assignment or transfer, in form suitable for filing or recording with any appropriate office or agency, where the same are necessary or desirable in order to vest or evidence title thereto in Purchaser and are required to be executed by Purchaser.

Additionally, at the Closing, Purchaser shall deliver to Seller the portion of the Purchase Price as required by Section 2.1 above and the Promissory Note as required by Section 2.3 above.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1.   Notices.  Any notices, consents or other communications required to be sent or given hereunder by the parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by electronic mail or facsimile with confirmation of transmission, (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, or (d) an attempted delivery by one of the means described in the foregoing clauses, to the parties at the addresses as set forth below:

SELLER:
SafeData, LLC
250 Centerville Road, Building A
Warwick, RI  02886
Attention: Peter Briggs, President
Fax:  (401) 737-2099

with copies to:
Larry Putterman
27 South Fifth Street
P.O. Box 211
Lewisburg, PA  17837

and

McNees Wallace & Nurick LLC
100 Pine Street
Harrisburg, PA 17108-1166
Attention: Michael L. Hund, Esq.
Fax:  (717) 237-5300

PURCHASER:
Data Storage Corporation
401 Franklin Ave. Suite 103
Garden City, NY 11530
Attention: Charles M. Piluso, President
Fax:  (212) 202-7966

with a copy to:
Kelley Drye & Warren LLP
3050 K Street, N.W., Suite 400
Washington, DC 20007
Attention:  Joseph B. Hoffman, Esq.
Fax:  (202) 342-8451

or addressed to such other single address in the United States of a party as such party may specify to the others by notice in writing given as provided in this Section 7.1.  Date of service of such notice shall be (i) the date such notice is delivered (or refused) by hand, (ii) on confirmed delivery by electronic mail or facsimile (with a hard copy provided promptly thereafter by hand delivery, express overnight service or certified or registered mail), (iii) the next business day following the deposit of notice with an express overnight delivery service, or (iv) three (3) days after the date of mailing if sent by certified or registered mail.

Section 7.2.   Entire Agreement; Amendment; Waiver.  This Agreement, the schedules and exhibits hereto, the agreements expressly referred to herein and any agreement making specific reference to this Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, and supersede all prior agreements and understandings relative to the subject matter hereof. This Agreement may not be changed, modified, terminated or discharged, in whole or in part (other than in accordance with the respective terms hereof), except by a writing executed by the parties hereto.  No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented to such waiver.

Section 7.3.   Binding Effect.  This Agreement and the various rights and obligations arising hereunder shall be binding on and inure to the benefit of Seller and Purchaser and their respective transferees, successors and permitted assigns; for purposes hereof, Purchaser shall be entitled to assign this Agreement to a wholly-owned subsidiary prior to Closing hereunder without Seller’s consent (but with written notice to Seller), provided that Purchaser shall remain primarily liable hereunder.  Except as provided otherwise in the immediately preceding sentence, nothing herein, express or implied, is intended or shall be construed to confer on or to give to any person, corporation, firm or legal entity other than the parties hereto, any rights, remedies or other benefit, and neither this Agreement nor any right, title and interest herein of either party shall be assignable (by operation of law or otherwise) except with the prior written consent of the other party.

Section 7.4.   Governing Law.  This Agreement and any dispute arising hereunder shall in all respects be construed in accordance with and governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York to be applied.  The parties agree that any action arising out of this Agreement shall be venued in the federal, state or local courts located in, or otherwise having jurisdiction over New York County, New York, and the parties hereby consent to personal jurisdiction in such courts and waive any objection based on Forum Non Conveniens and any objection to jurisdiction or venue of any action instituted hereunder.

Section 7.5.   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 7.6.   Captions.  The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

Section 7.7.   Invalidity.  The invalidity or unenforceability of any term or provision of this Agreement, or the application of such term or provision to any person or circumstance, shall not impair or affect the remainder of this Agreement and its application to other persons and circumstances, and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

Section 7.8.   Gender and Number.  Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to mean or include any other gender or genders.

Section 7.9.   Expenses.  Each of the parties shall bear its own respective expenses, fees and commissions incurred in connection with the preparation, negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.  Except for Seller’s broker, RLS Associates (“Seller’s Broker”), each of the parties represents and warrants to the other that no broker, agent or other person acting on their behalf is or will be entitled to a fee, commission or other payment as a result of or arising out of this Agreement or the transaction contemplated hereby, and each party shall indemnify and hold harmless the other from any claim for commission and any other claims, fees and expenses arising from or out of any breach of the foregoing representation and warranty.  Seller agrees to be responsible for the payment of any commission owed to the Seller’s Broker in accordance with the terms of a separate commission agreement(s) entered into between Seller and the Seller’s Broker.  The indemnity obligations of this Section 7.9 shall survive the Closing hereunder.

Section 7.10.   Disclosure.  Except as permitted by Section 5.7 above, neither party shall make any press release or other public announcement or communication concerning the terms and conditions of this Agreement unless specifically approved in advance by the Seller. The parties will keep confidential, not disclose and not use for their own benefit (and will cause their affiliates to keep confidential, not disclose, and not use for their own benefit) any confidential and proprietary information obtained with respect to the other party or its business except for the purpose of performing under this Agreement.  The confidentiality obligation set forth in this Agreement shall not apply to (a) information which is in the public domain on the date hereof, enters the public domain after the date hereof (other than by reason of the breach of such obligation), was known by a receiving party or its affiliates prior to its receipt, is independently developed by the receiving party or its affiliates after the date hereof, or provided by a third party not in violation of the proprietary or other rights of the disclosing party or (b) the disclosure of the information (including the existence of this Agreement and the terms and conditions hereof) is required by law, rule, regulation, regulatory inquiry or other judicial or administrative process.  The provisions of this Section 7.10 are in addition to, and in no way limit or waive, any of the provisions of that certain Mutual Non-Disclosure Agreement between the parties (the “NDA”).   In the event of a conflict between this Agreement and the NDA, this Agreement shall control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

SELLER:                                                                           PURCHASER:

SAFEDATA, LLC                                                                           DATA STORAGE CORPORATION

By:		By:
	Name: Peter Briggs		Name: Charles M. Piluso
	Its: President		Its: President

[Signature Page for Asset Purchase  Agreement]

SCHEDULE 1.1(a)(i)

Assets

See also Schedule 2.2(a)(ii).

SCHEDULE 1.1(a)(ii)

Assumed Liabilities

SCHEDULE 2.2(a)(i)

Assignment Contingency Contracts

SCHEDULE 2.2(a)(ii)

Renewal Contracts

SCHEDULE 3.1(k)

Intellectual Property

SCHEDULE 3.1(m)(viii)

Customer Contracts with Deposits or Pre-payments of One (1) Month or More

SCHEDULE 3.1(q)

Affiliate Transactions

EXHIBIT A

Promissory Note

EXHIBIT B

INTENTIONALLY DELETED

EXHIBIT C

Bill of Sale

EXHIBIT D

Assignment and Assumption Agreement

EXHIBIT E

Employment Agreement